SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Chordiant Software, Inc.

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20400 Stevens Creek Boulevard, Suite 400
Cupertino, California 95014

Notice of Annual Meeting of Stockholders
to be held on May 29, 2002

DEAR STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Chordiant Software, Inc., a Delaware corporation. The meeting will be held on Wednesday, May 29, 2002, at 9:00 a.m. local time at our corporate headquarters located at 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, for the following purposes:

1.  To elect two (2) directors to hold office until the 2005 Annual Meeting of Stockholders.

2.  To approve an amendment to the 1999 Non-Employee Directors’ Stock Option plan to change the vesting period from four years to three years.

3.  To ratify the selection of PricewaterhouseCoopers LLP as Chordiant’s independent accountants for its fiscal year ending December 31, 2002.

4.  To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 25, 2002. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By	Order of the Board of Directors

Ste	ve G. Vogel
Secretary

Cupertino, California
April 30, 2002

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHORDIANT SOFTWARE, INC.
20400 Stevens Creek Boulevard, Suite 400
Cupertino, California 95014

PROXY STATEMENT
FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2002

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Chordiant Software, Inc. (sometimes referred to as “Chordiant,” “we” or “us”) is soliciting your proxy to vote at the 2002 Annual Meeting of Stockholders. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about May 3, 2002, to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 25, 2002 will be entitled to vote at the annual meeting. On this record date, there were 54,435,168 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 25, 2002 your shares were registered directly in your name with our transfer agent, Equiserve, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 25, 2002 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two (2) directors;

•	An amendment to our 1999 Non-Employee Directors’ Stock Option Plan that would shorten the vesting period of certain grants under that plan from four years to three years.

•	Ratification of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending December 31, 2002.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-877-PRX-VOTE (1-877-779-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific time on May 29, 2002, to be counted.

•
To vote on the Internet, go to http://www.eproxyvote.com/chrd to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific time on May 29, 2002 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 25, 2002.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director, “For” the amendment of the 1999 Non-Employee Directors’ Stock Option Plan, and “For” the ratification of PricewaterhouseCoopers as independent accountants for the fiscal year ending December 31, 2002. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees and Georgeson Shareholder may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but and Georgeson Shareholder will be paid its customary fee of approximately $6,500.00 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary, Steve G. Vogel, at 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2002, to our Corporate Secretary, Steve G. Vogel, at 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014. If you wish to submit a proposal that is not to be included in next year’s proxy materials, you must do so not earlier than March 1, 2003, nor later than March 31, 2003. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. (“Broker non-vote” refers to a proposal for which a broker or bank does not have the authority to vote but has the authority to vote and does vote on some proposals.) Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•
For the election of directors, the two (2) nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will count towards the quorum but will have no effect.

•
The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Directors’ Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as votes against the proposal. Broker non-votes are counted towards the quorum, but will not be counted for any purpose in determining whether this matter has been approved.

•
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. On the record date, there were 54,435,168 outstanding and entitled to vote. Thus 27,217,585 must be represented by votes at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2002.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The Board presently has six (6) members and three (3) vacancies. There are three (3) directors in the class whose term of office expires in 2002. The two (2) nominees for election to this class are currently directors of ours who were previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2005 annual meeting and until his successor is elected and has qualified, or until the director’s death, resignation or removal.

Nominees

The following is a brief biography of each nominee for director.

William E. Ford was appointed as a director of ours on March 27, 2001. Mr. Ford served as a director of Prime Response from October 1997 until we acquired it on March 27, 2001. Mr. Ford has served as a managing member of General Atlantic Partners, LLC (or its predecessor), a private equity investment firm, and an affiliate of Prime Response, that invests globally in Internet information technology companies, since 1991. Mr. Ford also serves as a director of Priceline.com, Inc., a provider of Internet pricing systems, E*Trade Group, Inc., a provider of Internet financial services, Critical Path, Inc., SoundView Technology Group, Inc. and several private information technology companies. Mr. Ford is also an employee of General Atlantic Service Corporation. Mr. Ford is on the compensation committees of E*Trade Group, Inc. and SoundView Technology Group, Inc.

Stephen Kelly has served as our Chief Executive Officer since January 1, 2002, as President and Chief Operating Officer from October 2000 through January 2002 and as our senior vice president of Europe, Middle East and Africa operations from October 1998 through October 2000. From October 1997 to September 1998, Mr. Kelly served as our vice president of Europe, Middle East and Africa operations. From 1987 to 1998, Mr. Kelly worked in various sales, alliances and marketing roles at Oracle Corporation’s United Kingdom operations, most recently as director of Europe, Middle East and Africa alliances and industry groups. Mr. Kelly received his B.A. with honors in business administration and accounting from the University of Bath, in England.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

CHORDIANT’S DIRECTORS AND OFFICERS

Our officers and current directors and the positions held by them are as follows:

Name	Age	Position

Samuel T. Spadafora	59	Chairman of the Board

Stephen Kelly	40	Chief Executive Officer and Director

Donald J. Morrison	44	Executive Vice President of Business Development and Marketing

Joseph Tumminaro	53	Director (not continuing in office) and former Chief Strategy Officer

Steve G. Vogel	50	Senior Vice President of Finance, Chief Financial Officer, Chief Accounting Officer and Secretary

Allen Swann	51	President, International

Jeremy Coote	42	President, Americas

Name	Age	Position
Kathryn C. Gould	51	Director

William E. Ford	40	Director

David R. Springett	66	Director

George Reyes	47	Director

Class II Director Not Continuing in Office After 2002 Annual Meeting

Joseph F. Tumminaro is a founder of Chordiant and has served as chief technology officer and a director since our inception in March 1991. Mr. Tumminaro served as our corporate secretary from our inception until October 1999. From 1985 to 1990, Mr. Tumminaro served as president, vice president of technology and a director of J. Frank Consulting, the predecessor company to Chordiant. Mr. Tumminaro received his B.A. from Southern Illinois University. Mr. Tumminaro and Ms. Carol Realini, a former director, are married to each other.

The following is a brief biography of each director whose term will continue after the annual meeting.

Class I Directors Continuing in Office until the 2004 Annual Meeting

Kathryn C. Gould has been a director of ours since July 1996. She is a manager for each of the general partners for Foundation Capital I, II, and III, a family of venture capital limited partnerships, and has been a member of that firm since December 1995. Since 1989, Ms. Gould has been a general partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. Ms. Gould also serves as a director of Eloquent, Inc., a Web-based business communications solutions provider, and as a director of Interwoven, Inc., a software provider. Ms. Gould received a B.Sc. in physics from the University of Toronto and an M.B.A. from the University of Chicago.

David R. Springett, Ph.D. has been a director of ours since January 2000. Dr. Springett has served as president of the Community College Foundation, an educational foundation since February 1994. Dr. Springett was also president of Strategic Marketing Associates, a marketing company from January 1992 to January 1994 and held various positions with Xerox Corporation, a photocopy and computer equipment company, from May 1963 to May 1991, including Vice President, strategic marketing and director, European marketing. He is a board member of the California Vehicle Foundation and the California State Commission on Welfare Reform and Training. Dr. Springett has received degrees from the Royal Military College of Canada, the University of Toronto, Queen’s University and Harvard University.

George Reyes has served as a director of ours since September 2001. Mr. Reyes is currently the interim chief financial officer of ONI Systems, Inc. From March 1999 through July 2001, Mr. Reyes served as vice president and treasurer of Sun Microsystems, Inc., a global supplier of network computing technologies, products and services. From April 1994 through March 1999, Mr. Reyes served as vice president corporate controller of Sun Microsystems, Inc. Mr. Reyes has also served on the Board of Directors and the Audit Committee of Symantec Corporation since August 2000. Mr. Reyes holds an M.B.A., finance concentration, from Santa Clara University, and a B.A. in accounting from the University of South Florida.

Class III Directors Continuing in Office until the 2003 Annual Meeting

Samuel T. Spadafora has served as chief executive officer and a director of ours since June 1998. As of January 1, 2002, Mr. Spadafora has stepped down from his position as chief executive officer. From June 1998 until October 2000, he was also our president. In November 1999, Mr. Spadafora was elected as our Chairman of the Board. From April 1994 to June 1998, Mr. Spadafora served as vice president of worldwide field operations for the microelectronic business of Sun Microsystems, a computer systems and networking company. Mr. Spadafora holds a B.A. in marketing from Eastern Michigan University.

Robert McKinney was a director of ours from January of 2000 until February of 2002. Mr. McKinney died in February of 2002.

Executive Officers who are Not Directors

Steve G. Vogel has served as Senior Vice President, Chief Financial Officer since March of 2001. From April 2000 until March 2001 he served as Vice President and Chief Financial Officer of Tessera, Inc., an intellectual property company serving the semiconductor industry. From February 1999 until March 2000, Mr. Vogel was the Vice President of Finance and Chief Financial Officer of iLogistix, a supply chain management company. He served from 1994 to 1999 as the Vice President, Chief Financial Officer and General Counsel of Microbank Software, Inc., a software company providing back office automation to the financial services industry. Previously, Mr. Vogel was the Vice President and Chief Financial Officer of Transform Logic Corp., Director of Finance for Guardian Industries, and in progressive financial roles at Ryder System, Corning, and Ford Motor Company. He holds an M.B.A. from The Wharton School at the University of Pennsylvania, a J.D. from Arizona State University, cum laude, an LL.M. in corporation law from New York University School of Law, and a B.A. and an M.B.A. from Lehigh University. An attorney at law, Mr. Vogel was admitted to the State Bars of New York, New Jersey and Arizona, and holds both CPA and CMA designations.

Donald J. Morrison has served as our executive vice president, business development and marketing since September 2000. From January 1999 until September 2000, Mr. Morrison served as our executive vice president, worldwide sales and marketing. Mr. Morrison joined us as executive vice president of marketing in June 1997. From March 1995 to June 1996, Mr. Morrison served as senior vice president of marketing and OEM sales for Network Peripherals Inc., a high-speed networking company focused on fast Internet products. Mr. Morrison received his B.A. in business administration from San Francisco State University and his masters degree in marketing management from Golden Gate University.

Allen Swann has served as the president of our international operations since March 2001. From February 1998 until March 2001, Mr. Swann ran the international operation of Prime Response Ltd., now a wholly-owned subsidiary of ours. From 1986 to February 1998, Mr. Swann was first a regional sales manager and later the UK Sales Director for Oracle UK. Mr. Swann earned his B.S. in Statistics from Salford University.

Jeremy Coote has served as the president of our Americas operations since December 2001. From 1998 until 2000 Mr. Coote served as vice president and general manager of North American operations for Siebel Systems, Inc. From 1988 through 1998 Mr. Coote held several key executive roles at SAP America, Inc., including company president, and executive vice president from 1993 through 1995, and President of SAP North America from 1996 though 1998.

Board Committees and Meetings

During the fiscal year ended December 31, 2001, the Board held six (6) meetings and acted by unanimous written consent once. The Board has an Audit Committee and a Compensation Committee. During the fiscal year ended December 31, 2001, all directors attended at least 75% of the aggregate of the meetings of the Board and of the Committees on which they served during the period for which they were directors or committee members, respectively.

The Audit Committee

The Audit Committee consists of three of our non-employee directors. David Springett, William Ford and George Reyes. The Audit Committee met four times during fiscal year 2001. The Audit Committee recommends the engagement of the firm of independent accountants to audit our consolidated financial statements, and monitors the effectiveness of the audit effort, our financial and accounting organization and our system of internal accounting controls. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix A to these proxy materials.

The Compensation Committee

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under our stock option plans and performs other functions regarding compensation as the Board may delegate. Three outside directors comprise the Compensation Committee: Kathryn Gould, David Springett and one vacancy. It met three times during such fiscal year and acted by unanimous written consent four times.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee of our board of directors (the “Audit Committee”) consists of three non-employee directors, David Spingett, William Ford and George Reyes, each of whom has been determined to be independent under the National Association of Securities Dealers’ Listing Standards. The Audit Committee is a standing committee of the board of directors and operates under a written charter adopted by the board of directors. Among its other functions, the Audit Committee recommends to the board of directors, subject to stockholder ratification, the selection of our independent accountants.

Management is responsible for the company’s internal controls and the financial reporting processes. The independent accountants are responsible for performing an independent audit of our consolidated financial statements which are prepared in accordance with generally accepted accounting principles in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During fiscal 2001, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent accountants. The Audit Committee’s agenda is established by the Audit Committee and senior members of the Company’s financial management team. The Audit Committee has reviewed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

Our independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Feb	ruary 1, 2002

Da	vid R. Springett
Ge	orge Reyes
Wi	lliam Ford

PROPOSAL 2

AMENDMENT TO THE 1999 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

General

In November of 1999 the Board adopted our 1999 Equity Incentive Plan (the “Incentive Plan”), our 1999 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”), and our 1999 Employee Stock Purchase Plan (the “ESPP”), each of which was approved by our stockholders in December 1999. Each of the plans contains a provision whereby additional shares are added to the share reserve for each plan on October 1st of each calendar year until a cap is met. The cap for the Incentive Plan, 20,000,000 shares, was met in October of 2001, and therefore the “evergreen” provision will not apply to the Incentive Plan on a going-forward basis. As of April 25, 2002, there are 20,000,000 shares reserved for issuance pursuant to the Incentive Plan, 940,000 shares reserved for issuance pursuant to the Directors’ Plan, and 2,672,898 shares reserved for issuance pursuant to the ESPP.

In March of 2000 the Board adopted our 2000 Nonstatutory Equity Incentive Plan (the “2000 Plan”). Stockholder approval of this plan is not required and has not been obtained by us. The 2000 Plan was in effect as of December 31, 2001, and was adopted without the approval of our stockholders. In April of 2002, the Board approved an increase to the number of shares reserved under the 2000 Plan from 900,000 shares to 2,400,000 shares, also without stockholder approval as such approval is not required by the 2000 Plan or by applicable law. The 2000 Plan does not have a termination date, and will continue indefinitely until suspended or terminated by the Board. The 2000 Plan provides for the grant of nonstatutory stock options and the issuance of restricted stock and stock bonuses to our employees (other than officers, directors, or beneficial owners of ten percent (10%) or more of our common stock) and consultants who meet certain eligibility requirements. As of April 25, 2002, under the 2000 Plan there were 2,400,000 shares authorized for issuance, 842,322 of which were subject to outstanding stock option grants, no shares of unvested restricted stock and unvested stock bonuses outstanding, and 1,536,466 shares available for future grant and issuance (plus any shares that might be returned to the 2000 Plan in the future as a result of cancellations or expirations of granted options and the repurchase of unvested restricted stock and stock bonuses). The terms and price of nonstatutory stock options granted under the 2000 Plan are determined by the Board (or a committee of the Board) and are set forth in each optionee’s option agreement. The exercise price of nonstatutory stock options granted under the 2000 Plan has been 100% of the fair market value on the date of grant, and the term of the options has been ten years. Generally, stock options under the 2000 Plan vest over a period of four years in equal monthly installments with 25% of the shares vesting after one year, and the remainder vesting in equal monthly installments over the remaining three years. In the future, stock options may have the same or different vesting terms as determined by the Board (or a committee of the Board). The Board (or a committee of the Board) sets the terms of stock bonuses and rights to purchase restricted stock Generally, restricted stock has been sold at fair market value at the time of the grant, and generally vests of four years. Generally, stock bonuses have been granted without any payment and without any vesting restrictions. In the future, stock bonuses and rights to purchase restricted stock may have the same or different vesting terms as determined by the Board (or a committee of the Board).

Directors’ Plan

In April of 2002 our Board amended the Directors’ Plan, subject to stockholder approval, to change the vesting terms of Initial Grants (option grants made to directors upon becoming members of the Board) pursuant to the plan from a four-year schedule to a three-year schedule. The amendment sets the vesting of Initial Grants such that  1/3rd of the shares of our common stock subject to the option vest after one year, and the remaining shares subject to the option vest in equal monthly installments over the following two years. The Board adopted this amendment to align the vesting provisions of the Initial Grants with the terms of office of our Board members such that the three-year term of the directorship is coincident with the three year term of the option’s vesting. All other grants made pursuant to the plan currently vest, and will continue to vest, monthly over a twelve-month period.

As of April 22, 2002, options (net of canceled or expired options) covering an aggregate of 155,311 shares of our common stock had been granted under the Directors’ Plan. As of April 22, 2002, 779,689 shares of our common stock (plus any shares that might in the future be returned to the Directors’ Plan as a result of cancellations or expiration of options) are available for grant under the Directors’ Plan.

Stockholders are requested in this Proposal 2 to approve the amendment to the Directors’ Plan. The affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Directors’ Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as votes against the proposal. Broker non-votes are counted towards the quorum, but will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

The essential features of the Directors’ Plan are outlined below:

GENERAL

The Directors’ Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors’ Plan are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

The Board adopted the Directors’ Plan to provide a means by which our non-employee directors may be given an opportunity to purchase our stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success. Four of our current directors are eligible to participate in the Directors’ Plan.

ADMINISTRATION

The Board administers the Directors’ Plan. The Board has the power to construe and interpret the Directors’ Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option except that the Board may determine other provisions of the options to the extent no specified in the Directors’ Plan.

STOCK SUBJECT TO THE DIRECTORS’ PLAN

An aggregate of 940,000 shares of common stock is reserved for issuance under the Directors’ Plan. Each year on October 1st the share reserve is automatically increased. If options granted under the Directors’ Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the Directors’ Plan. If we reacquire unvested stock issued under the Directors’ Plan, the reacquired stock will not again become available for reissuance under the Directors’ Plan.

ELIGIBILITY

The Directors’ Plan provides that options may be granted only to our non-employee directors. A “non-employee director” is defined in the Directors’ Plan as a director of ours who is not otherwise an employee of or consultant to us or any affiliate of ours.

TERMS OF OPTIONS

The following is a description of the terms of options under the Directors’ Plan. Individual option grants may not be more restrictive as to the terms described below.

Exercise Price; Payment.    The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. At April 22, 2002, the closing price of our common stock as reported on the Nasdaq National Market System was $5.99 per share.

The exercise price of options granted under the Directors’ Plan must be paid in cash or by check at the time the option is exercised or (i) by delivery of other shares of our common stock, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

Option Exercise.    Options granted under the Directors’ Plan vest as set out in the Directors’ Plan during the optionholder’s service as a director of ours and during any subsequent service of the optionholder. The Board has the power to accelerate the time during which an option may vest or be exercised. Options granted under the Directors’ Plan permit exercise prior to vesting, but in such event the optionholder is required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate before vesting.

Term.    The term of options under the Directors’ Plan is 10 years. Options under the Directors’ Plan generally terminate on the earlier of three months after termination of the optionholder’s service or the expiration of the term of the option unless (i) such termination is due to the optionholder’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; or (ii) the optionholder dies before the optionholder’s service has terminated, or within three months after termination of such service, in which case the option may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

The option term is extended in the event that exercise of the option within these periods is prohibited. An optionholder’s option agreement provides that if the exercise of the option following the termination of the optionholder’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act, then the option will terminate on the earlier of (i) the expiration of the term of the option or (ii) three months after the termination of the optionholder’s service during which the exercise of the option would not be in violation of such registration requirements.

Other Provisions.    The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors’ Plan as determined by the Board.

RESTRICTIONS ON TRANSFER

Options are non-transferable except by will or the laws of descent and to the further extent permitted under the rules of a Form S-8 Registration Statement under the Securities Act.

ADJUSTMENT PROVISIONS

Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the type(s), class(es) and number of shares of common stock subject to the Directors’ Plan and outstanding options. In that event, the Directors’ Plan will be appropriately adjusted as to the type(s), class(es) and the maximum number of shares of common stock subject to the Directors’ Plan, and outstanding options will be adjusted as to the type(s), class(es), number of shares and price per share of common stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

The Directors’ Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of our assets, specified types of merger, or other corporate reorganization, any surviving corporation may either assume options outstanding under the Directors’ Plan or substitute similar options for those outstanding under the

Directors’ Plan. If any surviving corporation does not assume options outstanding under the Directors’ Plan, or to substitute similar options, then, with respect to optionholders whose service has not terminated, the vesting and the time during which such options may be exercised will be accelerated. An outstanding option will terminate if the optionholder does not exercise it before a change in control.

The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the Directors’ Plan without stockholder approval or ratification at any time or from time to time.

The Board may also amend the Directors’ Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders within 12 months before or after its adoption by the Board if the amendment would change any provision of the Directors’ Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of any securities exchange listing requirements. The Board may submit any other amendment to the Directors’ Plan for stockholder approval.

FEDERAL INCOME TAX INFORMATION

Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses.    Nonstatutory stock options under the Directors’ Plan generally have the following federal income tax consequences.

There are no tax consequences to the participant or to us by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, we is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

Equity Compensation Plan Information (1) (2)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (a)	Weighted-average exercise price of outstanding options, warrants and rights ($/sh) (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#) (c)
Equity compensation plans approved by security holders	13,297,661	$3.51	3,396,584
Equity compensation plans not approved by security holders	892,296	$4.63	6,324
Total	14,189,957	$3.58	3,402,908

(1)	All information set forth in this table is as of December 31, 2001.

(2)
Upon our acquisition of Prime Response, Inc. and White Spider Software, Inc. in 2001 and 2000, respectively, we assumed outstanding options of Prime Response and White Spider such that these options became exercisable for an aggregate of 768,560 shares of our common stock; the weighted-average exercise price of these options is $9.21 per share. The option plans governing these option terminated other than with respect to the outstanding options, and no options will be granted in the future pursuant to these plans. These plans were not approved by our stockholders, as no approval was required and the plans were not assumed by us. The shares referenced in this note are not included in any of the numbers set forth in the table.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 1996. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Audit Fees.    Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of our consolidated financial statements as of and for the year ended December 31, 2001, and its limited reviews of our unaudited condensed consolidated interim financial statements were $473,348.

Financial Information Systems Design and Implementation Fees.    During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP rendered no professional services to us in connection with the design and implementation of financial information systems.

All Other Fees.    In addition to the fees described above, aggregate fees of $726,868 were billed by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001, primarily for the following professional services:

Audit-related services (1)	$591,850
Income tax compliance and related tax services	$135,018

(1)	Audit related fees include fees for issuance of consents, audits of our employee benefit plans and financial statements of certain businesses acquired during the year.

The Audit Committee has determined the rendering of the information technology consulting fees and all other non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the accountants’ independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 22, 2002 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares		Percent of Total
Five Percent Stockholders:

Entities associated with General Atlantic Partners, LLC	8,639,924	(2)	15.8%
General Atlantic Services Corporation 3 Pickwick Plaza Greenwich, CT 06830

Entities affiliated with Foundation Capital LP	3,115,813	(3)	5.7%
70 Willow Road, Suite 200 Menlo Park, CA 94025

Joseph Tumminaro	3,389,399	(4)	6.2%
245 Brookwood Road Woodside, CA 94062

Carol Realini	3,389,399	(4)	6.2%
245 Brookwood Road Woodside, CA 94062

Janet Realini	3,374,000	(4)	6.2%
245 Brookwood Road Woodside, CA 94062

Directors, Nominees and Executive Officers
Jeremy Coote	263,750	(5)	*
William Ford	8,700,174	(2)(6)	15.9%
Kathryn Gould	3,153,313	(3)(7)	5.8%
Stephen Kelly	1,337,043	(8)	2.4%
Don Morrison	705,794	(9)	1.3%
George Reyes	32,500	(10)	*
Samuel Spadafora	1,589,233	(11)	2.9%
David Springett	37,500	(12)	*
Allan Swann	510,364	(13)	*
Joseph Tumminaro (not continuing in office)	3,389,399	(4)	6.2%
Steve Vogel	347,500	(14)	*
Robert S. McKinney (deceased)	37,500	(15)	*
All executive officers and directors as a group (12 persons)	20,104,070	(16)	34.4%

*	Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws were applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 54,585,089 shares outstanding on April 22, 2002, adjusted as required by rules promulgated by the SEC.

(2)
Consists of (a) 2,818,400 shares held of record by General Atlantic Partners 42, L.P. (“GAP 42”), (b) 286,267 shares held of record by General Atlantic Partners 48 L.P. (“GAP 48”), (c) 932,185 shares held of record by General Atlantic Partners 52 L.P. (“GAP 52”), (d) 2,901,173 shares held of record by General Atlantic Partners 57 L.P. (“GAP 57”), (e) 677,038 shares held of record by GAP Coinvestment Partners, L.P. (“GAPCO”), and (f) 837,360 shares held of record by GAP Coinvestment Partners II, L.P. (“GAPCO II”). Also includes 153,045 shares issuable upon the exercise of outstanding warrants held by General Atlantic Partners 52 L.P. and 34,455 shares issuable upon the exercise of outstanding warrants held by GAPCOII. Mr. Ford, one of our directors, is a managing member of General Atlantic Partners, LLC (“GAP LLC”) and a general partner of GAPCO and GAPCO II. GAP LLC is the general partner of GAP 42, GAP 48, GAP 52, and GAP 57. Mr. Ford disclaims beneficial ownership of the shares held by entities affiliated with GAP LLC, GAPCO and GAPCO II, except as to the extent of her financial interest in these entities.

(3)
Consists of (a) 2,849,826 shares held of record by Foundation Capital, L.P., and (b) 265,987 shares held of record by Foundation Capital Entrepreneurs Fund, L.L.C.; Foundation Capital Management, L.L.C. is the management member of Foundation Capital Entrepreneurs Fund, L.L.C. and is the general partner of Foundation Capital, L.P. Ms. Gould, one of our directors, is a managing member of Foundation Capital Management, L.L.C. Ms. Gould disclaims beneficial ownership of the shares held by entities affiliated with Foundation Capital Management, L.L.C. except as to the extent of her financial interest in these entities.

(4)
Consists of (a) 260,000 shares held by the John Tumminaro Trust UAD 12/15/98, (b) 260,000 shares held by the Louis Tumminaro Trust UAD 12/15/98, (c) 260,000 shares held by the Maddelena Tumminaro Trust UAD 12/15/98, (d) 2,409,000 shares held by the Tumminaro Family Trust UAD 10/13/93, (e) 185,000 shares held by the Tumminaro Education Trust UAD 12/23/98, (f) 26,027 shares issuable upon the exercise of outstanding options held by Mr. Tumminaro that are exercisable within sixty (60) days of April 22, 2002, and (g) 15,399 shares held by Carol L. Realini. Ms.Carol Realini, a former director of ours, and Mr. Tumminaro, a current director of ours who is not continuing in office following the 2002 Stockholders’ Meeting, are married to each other. Ms. Janet Realini, Ms. Carol Realini and Mr. Tumminaro are co-trustees of the aforementioned trusts.

(5)	Consists of 263,750 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(6)
Consists of (a) the shares referenced in Note 2 above, and (b) 60,250 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002. Mr. Ford disclaims beneficial ownership of the shares held by entities affiliated with GAP LLC, GAPCO and GAPCO II, except as to the extent of her financial interest in these entities.

(7)
Includes of (a) the shares referenced in Note 3 above, and (b) 37,500 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002. Ms. Gould disclaims beneficial ownership of the shares held by entities affiliated with Foundation Capital Management, L.L.C. except as to the extent of her financial interest in these entities.

(8)
Consists of (a) 12,043 shares acquired pursuant to our 1999 Employee Stock Purchase Plan (the “ESPP”), (b) 138,541 shares held by Mr. Kelly’s spouse, (c) 134,697 shares acquired through the exercise of options, and (d) 1,051,762 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(9)
Consists of (a) 1,935 shares acquired pursuant to the ESPP, (b) 5,000 shares held by the Julia Elise Morrison 1999 Trust, (c) 5,000 shares held by the Whitney Ann Ellis 1999 Trust, (d) 5,000 shares held by the Tyler Rhoads Ellis 1999 Trust, (e) 129,687 shares acquired through the exercise of options, and (f) 559,172 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002. Mr. Morrison is trustee of the aforementioned trusts, which benefit Mr. Morrison’s children.

(10)
Consists of (a) 5,000 shares acquired through the exercise of options held by the Reyes/Vukovatz Revocable Trust, and (b) 27,500 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(11)
Consists of (a) 4,083 shares acquired pursuant to the ESPP, (b) 20,000 shares held by the Sandra Oates Irrevocable Trust, (c) 20,000 Shares held by the Steven Spadafora Irrevocable Trust, (d) 20,000 shares held by the Michael Spadafora Irrevocable Trust, (e) 20,000 shares held by Steven Spadafora, Mr. Spadafora’s son, (f) 20,000 shares held by Sandra Oates, Mr. Spadafora’s daughter, (g) 20,000 shares held by Michael Spadafora, Mr. Spadafora’s son, (h) 10,000 shares held by the Michael Spadafora as custodian for Sofia Rose Spadafora, Mr. Spadafora’s granddaughter pursuant to the Uniform Transfers to Minors Act, (i) 7,500 shares held by Nicole Oates, Mr. Spadafora’s granddaughter, (j) 7,500 shares held by Taylor Oates, Mr. Spadafora’s granddaughter, (k) 2,500 shares held by Taylor Oates in care of Mr. Spadafora, (l) 2,500 shares held by Nicole Oates in care of Mr. Spadafora, (m) 388,750 shares held by the Samuel T. and Cheryl M. Spadafora 1992 Family Trust, and (n) 1,046,400 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(12)	Consists of 37,500 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(13)
Consists of (a) 8,877 shares acquired pursuant to the ESPP, (b) 80,663 shares acquired pursuant to the exercise of certain options, and (c) 420,824 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(14)	Consists of 347,500 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002.

(15)	Consists of 37,500 shares issuable upon the exercise of outstanding options that are exercisable within sixty (60) days of April 22, 2002. The options are exercisable by Janet Robilotti.

(16)	Includes shares described in the Notes above, as applicable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Morrison filed one day late one report covering one transaction, Mr. Spadafora filed one day late one report covering one transaction, and Mr. Tumminaro and Ms. Realini filed one day late one report covering an aggregate of sixteen transactions.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

Directors do not receive cash compensation from us for their services as members of the board or for attendance at committee meetings. Directors are, however, eligible for reimbursement for expenses incurred in connection with attendance at board meetings in accordance with our policy.

Each non-employee director receives stock option grants under the Directors’ Plan (only non-employee directors of ours or of an affiliate of such directors are eligible to receive options under the Director’s Plan). Options granted under the Director’s Plan are non-discretionary, and are intended by us not to qualify as incentive stock options.

Under the Directors’ Plan, each non-employee director is automatically entitled to receive an initial option to purchase 25,000 shares of our common stock. Pursuant to the terms of the Directors’ plan, initial grants to purchase 25,000 shares of our common stock were made to those non-employee directors serving on the board on February 14, 2000, the effective date of our initial public offering. Each director elected or appointed subsequent to February 14, 2000 has received or will receive an initial option to purchase 25,000 shares of our common stock on the date of such non-employee director’s election or appointment to the board. These option grants are immediately exercisable with  1/4th of the shares vesting on the anniversary of the grant date and  1/48th of the share vesting each month thereafter.

In addition, on the day after each of our annual meetings of stockholders, starting with the 2001 annual meeting, each person who is then a non-employee director is automatically granted an annual option to purchase 7,500 shares of our common stock. These annual option grants are immediately exercisable, with the shares vesting in equal monthly installments over a year period measured from the date of grant. Beginning after our 2001 annual meeting, if a non-employee director is appointed to the board between annual meetings, the annual option is prorated to reflect the amount of time to be served until the next annual meeting.

Finally, on the day after each of our annual meetings, starting with the annual meeting in 2001, each non-employee director who is then serving on a board committee will automatically receive, pursuant to the terms of the Director’s Plan, an option to purchase 5,000 shares of our common stock. The option is exercisable immediately and vests monthly over the year period measured from the date of grant. If the non-employee director is appointed to a committee after the annual meeting, the option is prorated according to the time to be served until the next annual meeting.

The exercise price of options granted under the Directors’ Plan is the fair market value of our common stock on the date of the grant. Each option grant made pursuant to the Directors’ Plan has a term of ten years. However, the time in which an option granted under the Directors’ Plan may be exercised ends three months from the date the optionee’s service with us is terminated, with the exception of termination resulting from death or disability of the optionee, in which case the option terminates 12 months following the former and 18 months following the later of the two above-mentioned events.

In addition, in the event of a dissolution, liquidation, sale of substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property or the acquisition by any person, entity or group of the beneficial ownership of our securities representing at least 50% of the combined voting power permitted to vote in the election of directors, then those unvested options issued under the Director’s Plan held by optionees then performing services as an employee or director of, or consultant to, us are accelerated by one year.

During the last fiscal year, we granted options covering 25,000 shares to each non-employee director who became a director in the year 2001, each having a per share exercise price equal to the fair market value of such common stock on the date of grant, as determined by the closing price reported on the Nasdaq National Market for the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

The following table shows for the fiscal years ended December 31, 1999, 2000 and 2001, compensation awarded or paid to, or earned by, our Chief Executive Officer and our other five (5) most highly compensated executive officers at December 31, 2001 (the “Named Executive Officers”):

Summary Compensation Table

	Annual Compensation					Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)
Samuel T. Spadafora	2001 2000 1999	344,421 291,667 250,000	(1)	275,000 312,500 312,500		100,000 0 0	2,304 1,750 1,500	(2) (2) (2)

Stephen Kelly	2001 2000 1999	280,254 184,888 172,926		319,944 619,948 267,016	(3) (4) (5)	900,000 100,000 150,000	57,468 — —	(6)(7)

Donald J. Morrison	2001 2000 1999	246,325 207,500 190,836	(8)	150,234 174,123 122,645	(9) (10) (11)	110,000 75,000 87,500	229 1,578 1,500	(2) (2) (2)

Steve G. Vogel	2001 2000 1999	162,838 — —	(12)	77,715 — —		337,500 — —	— — —

Allen Swann	2001 2000 1999	209,478 — —		489,510 — —	(13)	407,620 — —	3,077 — —	(14)

Joseph Tumminaro	2001 2000 1999	175,000 174,167 162,083		17,873 125,375 51,077		— — —	2,163 4,831 1,500	(2) (2) (2)

(1)
During 2001, we changed our policy with respect to paid time off accrual such that executives no longer accrue paid time off. Upon making this change, executives with accrued paid time off were paid the amount accrued. Mr. Spadafora was paid $52,210 for accrued paid time off, and this amount is reflected in salary.

(2)	Consists of 401(k) matching contributions paid by us.

(3)	Includes commissions of $182,676.

(4)	Includes commissions of $604,778.

(5)	Includes commissions of $251,258.

(6)	Includes pension plan matching contributions paid by us to Mr. Kelly’s individual pension plan in the amount of $21,435.

(7)	Includes a nanny allowance in the amount of $36,033.

(8)	Includes $32,575 paid to Mr. Morrison for accrued paid time off.

(9)	Includes commissions of $50,658.

(10)	Includes commissions of $75,685.

(11)	Includes commissions of $4,853.

(12)	Includes $4,504 paid to Mr. Vogel for accrued paid time off.

(13)	Includes commissions of $182,512.

(14)	Includes pension plan matching contributions paid by us to Mr. Swann’s individual pension plan in the amount of $3,077.

STOCK OPTION GRANTS AND EXERCISES

We grant options to our executive officers under the Incentive Plan. As of April 22, 2002, options to purchase a total of 12,722,724 shares were outstanding under the Incentive Plan and options to purchase 2,292,040 shares remained available for grant under the Incentive Plan.

The following tables show for the fiscal year ended December 31, 2001, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Option Grants In Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (2) (#)		% of Total Options Granted to Employees in Fiscal Year (3) (%)	Exercise Or Base Price (4)($/Sh)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
							5% ($)		10% ($)
Samuel Spadafora	75,186 24,814		0.7% 0.2%	$ $	2.66 2.66	8/9/2011 8/9/2011	$ $	125,775.63 41,510.34	$ $	318,740.14 105,195.35

Stephen Kelly	800,000 70,926 29,074		7.6% 0.7% 0.3%	$ $ $	3.469 2.66 2.66	1/6/2011 8/9/2011 8/9/2011	$ $ $	1,745,308.37 118,649.25 48,636.72	$ $ $	4,422,954.08 300,680.49 123,255.01

Donald Morrison	60,000 39,250 10,750		0.6% 0.4% 0.1%	$ $ $	2.66 1.80 1.80	8/9/2011 10/2/2011 10/2/2011	$ $ $	100,371.58 44,431.41 12,169.11	$ $ $	254,361.30 112,597.90 30,838.92

Steve Vogel	115,303 197,197 11,461 13,539		1.1% 1.9% 1.1% 1.3%	$ $ $ $	3.063 3.063 1.80 1.80	3/13/2011 3/13/2011 10/3/2011 10/3/2011	$ $ $ $	222,108.66 379,861.42 12,973.97 15,326.29	$ $ $ $	562,866.95 962.643.41 32,878.59 38,839.82

Allen Swann	534 750 1,369 9,507 28,714 63,000 11,097 76,649 120,000 96,000	(3) (3) (3) (3) (3) (3) (3)	* * * 0.1% 2.7% 0.6% 0.1% 0.7% 1.1% 0.9%	$ $ $ $ $ $ $ $ $ $	20.00 30.00 18.00 11.11 18.00 5.6889 6.6667 3.25 3.25 1.80	2/15/2010 3/2/2010 1/31/2010 10/7/2009 11/17/2009 7/30/2008 2/11/2009 3/27/2011 3/27/2011 10/2/2011	$ $ $ $ $ $ $ $ $ $	6,716.59 14,150.13 15,497.22 66,425.59 325,045.45 225,396.27 46,525.86 156,663.47 245,268.90 108,672.99	$ $ $ $ $ $ $ $ $ $	17,021.17 35,859.21 39,273.00 168,335.49 823,728.98 571,198.41 117,905.66 397,015.99 621,559.56 275,398.70

Joseph Tumminaro	—		—		—	—		—		—

*	Represents less than 0.1% of all options granted during the fiscal year ended December 31, 2001.

(1)
The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed as prescribed by the rules promulgated by the SEC and does not represent our prediction of our future stock price performance.

(2)
Shares listed vest in a series of equal monthly installments over the four years following the vesting start dates of the options. Our stock option plans allow for the early exercise of options granted to employees. All options exercised early are subject to repurchase by us at the original exercise price upon the option

(3)
Shares listed were granted in years prior to 2001 to Mr. Swann pursuant to the Prime Response 1998 Stock Option/Stock Issuance Plan. All such options were assumed by us in 2001 when we acquired Prime Response and are exercisable for shares of our common stock.

holder’s	cessation of service to us before the vesting of such holder’s shares. Each of the options has a ten-year term, subject to earlier termination if the option holder’s service with us ceases.

(3)	Percentages shown are based on an aggregate of 10,479,268 options granted to our employees under our stock option plans during the period from January 1, 2001 through December 31, 2001.

(4)
The exercise price of each option is equal to the fair market value of our common stock as valued by the Board of Directors on the date of grant. The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the date of exercise, or through a cashless exercise procedure involving a same-day sale of the purchased shares.

Aggregated Option Exercises in Last Fiscal Year,
and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized (1) ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End (2) ($)
			Vested	Unvested	Vested	Unvested
Samuel T. Spadafora	165,000	$379,950.00	936,066	58,334	$6,917,324.50	$306,253.50

Stephen Kelly	—	—	447,568	763,891	$1,993,907.51	$3,244,845.28

Donald J. Morrison	—	—	355,617	192,855	$2,131,708.59	$861,926.34

Steve G. Vogel	—	—	87,846	249,654	$427,104.35	$1,240,333.16

Allen Swann	—	—	252,620	155,000	$818,371.61	$838,300.00

Joseph Tumminaro	—	—	26,027	—	$194,995.33	—

(1)	Based on the fair market value of our common stock on the exercise date, minus the exercise price, multiplied by the number of shares exercised.

(2)	Based on the fair market value of our common stock as of December 31, 2001, minus the exercise price, multiplied by the number of shares underlying the unexercised options.

EMPLOYMENT AGREEMENTS

Employment Agreements

On April 24, 1998, we entered into an employment agreement with Mr. Spadafora. Under the terms of that agreement, Mr. Spadafora is entitled to receive an annual base salary of $250,000 and is eligible to receive an annual incentive bonus of $200,000. Mr. Spadafora received a $100,000 hiring bonus upon signing the agreement. Pursuant to the terms of his employment agreement, Mr. Spadafora also received options to purchase 1,809,650 shares of our common stock. In the event we undergo a “Change in Control,” which is defined as a sale of substantially all of our assets, a merger in which we are not the surviving corporation or the transfer of more than 50% of our voting interests, Mr. Spadafora will immediately vest in 50% of his then unvested shares. The agreement also provides that either Mr. Spadafora or we may terminate Mr. Spadafora’s employment at any time. If Mr. Spadafora’s employment is terminated without cause, Mr. Spadafora is entitled to receive 12 months of base salary and he will automatically vest in 50% of his then unvested shares.

Effective as of January 5, 2001, we entered into an employment agreement with Mr. Kelly. Under the terms of that agreement, Mr. Kelly is entitled to receive an annual base salary of $300,000 and is eligible to receive quarterly bonuses of $50,000 per quarter and an additional bonus of up to 20% of his salary. Mr. Kelly also receives reimbursements for nanny expenses of up to $30,000 per year and reimbursements for a home rental of up to $4,000 per month. Pursuant to the terms of his employment agreement, Mr. Kelly also received options to purchase 800,000 shares of our common stock. In the event we undergo a “Change of Control”, which is defined as a sale of substantially all our assets, a merger in which we are not the surviving corporation or the transfer of more than 50% of our voting interests, Mr. Kelly will immediately vest in 50% of his then unvested shares. The agreement also provides that Mr. Kelly or we may terminate Mr. Kelly’s employment at any time. If Mr. Kelly’s employment is terminated without cause, Mr. Kelly is entitled to receive 12 months of base salary and he will immediately vest in 50% of his then unvested shares.

Effective as of February 14, 2001, we entered into an employment agreement with Steve G. Vogel. During the period from February 14, 2001 until March 12, 2001, the date upon which he first assumed the tasks of chief financial officer and chief accounting officer, Mr. Vogel was on unpaid leave of absence from us. Under the terms of his employment agreement, Mr. Vogel is entitled to receive an annual base salary of $200,000 and is eligible to participate in our bonus plan under which he can receive a bonus, based on the achievement of certain of our objectives, of up to 40% of his salary, and an additional executive year-end bonus of up to 20% of his salary (on a pro-rated basis). The employment agreement also provides for a $40,000 hiring bonus to be paid in two $20,000 installments, the first upon 30 continuous days of employment and the second upon 90 continuous days of employment. These bonus payments are recoverable by us on a pro-rated basis should Mr. Vogel’s employment terminate for any reason before one full year of service. The agreement also provides that either Mr. Vogel or we may terminate Mr. Vogel’s employment at any time, for any reason, with or without notice.

Effective as of January 23, 2001, we entered into an employment agreement with Allen Swann. Mr. Swann assumed the role of president of our international operations on March 27, 2001. Mr. Swann was previously an employee of Prime Response, Inc., a company we acquired on January 8, 2001. Under the terms of his employment agreement, Mr. Swann is entitled to receive and annual base salary of $275,000, additional incentive compensation of up to $725,000, and a one-time retention bonus of $300,000. Mr. Swann was granted two compensatory stock options on March 27, 2001, for 76,649 shares vesting over 12 months, and 120,000 shares vesting over 24 months, respectively. The agreement also provides that either Mr. Swann or we may terminate Mr. Swann’s employment at any time, for any reason, with or without notice.

Effective as of November 6, 2001, we entered into an employment agreement with Jeremy Coote. During the period from November 6, 2001, through December 6, 2001, the date upon which Mr. Coote assumed the role of president of our Americas operations, Mr. Coote was on an unpaid leave of absence from us. Under the terms of his employment agreement, Mr. Coote is entitled to receive an annual base salary of $275,000 and additional incentive compensation of up to $600,000. The employment agreement also provides for a $25,000 hiring bonus, which has been paid. The bonus payments are recoverable by us on a pro rata basis should Mr. Coote’s employment with us terminate for any reason before one full year of service. Mr. Coote has been granted options to purchase 250,000 shares of our common stock, vesting over 36 months, with a one-year cliff in vesting. We provide Mr. Coote with $500,000 in life insurance in addition to standard life insurance benefits provided to our employees. Pursuant to his employment agreement, Mr. Coote also receives $1,000 per year for tax assistance. The agreement also provides that either Mr. Coote or we may terminate Mr. Coote’s employment at any time, for any reason, with or without notice.

Change of Control Agreements

We have supplemented the Employment Agreements with Stephen Kelly, Sam Spadafora, Don Morrison and Steve Vogel (each an “Executive”) with Agreements providing generally that, if an Executive is terminated either without Cause (i.e., conviction of certain types of felonies or misdemeanors; gross misconduct as determined by the Board; or a material violation or material breach of any of our policies or of statutory, fiduciary or contractual duties the Executive has to us) or voluntarily leaves employment for Good Reason (i.e., without the Executive’s consent, a reduction in annual base salary, benefits, incentives, position, responsibilities, or relocations in certain circumstances; or our failure to pay the Executive any compensation or benefits within fifteen (15) days of the date on which the compensation or benefits became due to the Executive) within 90 days prior to the Change of Control (i.e., a dissolution, liquidation of all of all or substantially all of our assets; or a transaction or series of transactions by which control over us is transferred, our stock is converted into other property, or we are merged with or into another company and we are not the surviving entity) or 12 months following the Change of Control, then the Executive will receive, among other benefits, the following: (1) payment of all or a portion of the Executive’s salary for a period of 6 to 12 months, depending on the Executive, (2) payment of all or a portion of the Executive’s annual bonus, depending on the Executive, (3) continuation of our health and life insurance policies for up to a year, depending on the Executive, (4) automatic extension of 60 months to repay any promissory note, loan or other indebtedness to us, and (5) accelerated vesting of options, in whole or in part, depending on the executive.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors is responsible for recommending to the board the compensation levels for our directors, officers, employees and consultants, including, but not limited to, annual salary, bonus, stock options and other direct or indirect benefits; administering and granting stock options under our various equity compensation plans; reviewing on a periodic basis the operation of our executive compensation programs to determine whether they are properly coordinated; and establishing and periodically reviewing policies for the administration of executive compensation programs.

The compensation committee is currently comprised of two non-employee directors and has one vacancy. Kathryn C. Gould has served on the Committee since its inception on November 30, 1999, and David Springett has served on the Committee since April 18, 2002.

Compensation Philosophy & Committee Policies

The compensation committee seeks to institute programs and policies that align compensation with business objectives and performance and to enable us to attract and retain the highest quality executive officers and other key employees, reward them for our progress and motivate them to enhance long-term stockholder value. Key operational components to uphold this philosophy are as follows:

•
We pay competitively with comparable technology companies, both inside and outside our industry, with which we compete for talent. To ensure that compensation is competitive, we compare our practices with firms competing in the customer relationship management services and software market space, firms that in many cases are more established or mature.

•
We maintain cash-based incentive opportunities for executives and other key employees in the form of bonuses and commissions sufficient to provide motivation to achieve operating goals and to generate rewards that bring total compensation to competitive levels.

•
We provide significant equity-based incentives for executives, other key employees and consultants to ensure that they are motivated over the long term to respond to our business challenges and opportunities as owners, not merely as employees.

To meet these goals, the compensation committee has recommended to the board a mix of salary, bonus and stock options as aggregate compensation.

Base Salary.    The compensation committee annually reviews each executive officer’s base salary. When reviewing base salaries, the compensation committee considers levels of responsibility, prior experience, breadth of knowledge and industry-related competitive pay practices. Base salaries for executive officers were increased by a range of 0% to 51% for fiscal year 2001 compared to fiscal year 2000. The increases were partially a function of our performance in fiscal year 2001, as well as a function of (i) the need to provide salaries that were within the range of competitive salaries for comparable positions in comparable companies and (ii) the need to address increased living costs in the geographic area where our executive officers live and work.

Bonus.    Bonuses are linked to the attainment of corporate goals including revenue growth achievement, expense containment and earnings per share growth. In determining a given officer’s bonus payments, the compensation committee will subjectively evaluate the individual’s performance in relation to certain corporate goals and the individuals’ performance in relation to our various achievements in the recent fiscal year. Other bonus payments are a direct function of percentage of sales-based commissions measured by revenue achievement.

Equity-based Incentives.    We are permitted to grant stock options, restricted stock purchase awards and stock bonus awards under our Incentive Plan to executives and other employees and under our 2000 Plan to other employees and consultants. To date, we have not granted any restricted stock purchase awards or stock bonuses.

Through stock option grants, executives and employees receive significant equity incentives to build long-term stockholder value. The options granted to executives and employees have various time-based vesting provisions, encouraging executives and other key employees to remain with us and work toward the generation of increased long-term shareholder value. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities or job title and, occasionally, to achieve equity with a peer group within our structure.

The number of shares subject to each stock option grant made to our executives is based on anticipated future contributions and potential to impact corporate results, and, in certain instances, on past performance. In addition, the vesting schedule for grants made to executive employees during the last fiscal year consisted of monthly vesting over four years following from the vesting start date. However, the compensation committee does believe that vesting should be utilized to create time-based incentives finely-tuned to specific circumstances in the effort to bolster the link between compensation and the creation of increased stockholder value.

An aggregate total of twenty-two grants were made to five executive officers during the last fiscal year. The nature of each grant was determined based on consideration of those factors mentioned above. No additional option grants were made to other executive officers because the amount of the existing equity participation by each of those other officers was deemed adequate (The size of these prior option grants, made before the compensation committee came into existence, was determined at the discretion of the board).

2001 Chief Executive Officer Compensation

Recommended compensation for the chief executive officer is determined through a process similar to that discussed above for other of our executive officers.

Mr. Spadafora’s base salary during fiscal year 2001 as president and chief executive officer was $344,421 (including a payout of $52,210 of accrued paid time off). Mr. Spadafora’s bonus for the fiscal year 2001 was $275,000. This bonus was based largely on fiscal 2001 performance.

Mr. Spadafora was granted in fiscal year 2001 options exercisable for an aggregate of 100,000 shares. The nature of each grant was determined based on consideration of those factors mentioned above.

Limitations on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

Option Repricing Information

We believe a cornerstone of our success has been the retention and motivation of our employees through our long-term incentive program, which includes the Incentive Plan, the Directors’ Plan and the 2000 Plan, as well as options assumed under the White Spider Software 2000 Stock Incentive Plan and the Prime Response 1998 Stock Option/Stock Issuance Plan (collectively, the “Plans”). Many of the outstanding options under the Plans, however, had exercise prices that were significantly higher than the then-current market price of our common stock. Accordingly, these options no longer provided the intended long-term incentive, and we determined it was appropriate to offer an exchange program.

In June 2001, we instituted an option exchange program whereby all employees were given the option to cancel certain previously granted options in exchange for newly granted options on a one-to-one basis (the “Program”). On December 10, 2001, we granted under the Plans options representing all of the cancelled options (the “New Options”) to those employees who elected to participate in the Program (the “Participants”). All New Options granted under the Program have an exercise price equal to the market price of our common stock on the date of grant. All New Options vest according to the same vesting schedules as those applicable to the cancelled options. All options granted under the Program have a term of ten years from the date of grant of the New Options.

None of our executive officers participated in the Program.

The compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to our Named Executive Officers shall be designed to qualify as “performance-based compensation.”

Co	mpensation Committee

Ka	thryn C. Gould
Da	vid Springett

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. For a further description of interlocking transactions, see “Certain Relationships and Related Party Transactions” found below.

PERFORMANCE MEASUREMENT COMPARISON (1)

The following graph shows the total stockholder return of an investment of $100 in cash on February 14, 2000, the date our initial public offering commenced, for (i) our common stock, (ii) the Nasdaq Stock Market—U.S. Index and (iii) The Standard & Poor’s Computers (Software and Services) Index, to December 31, 2001. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

COMPARISON OF 22 MONTH CUMULATIVE TOTAL RETURN* AMONG CHORDIANT SOFTWARE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE S&P  COMPUTERS (SOFTWARE & SERVICES) INDEX

*	$100 Invested on 2/15/00 in stock or on 1/31/00 in index-including reinvestment of dividends.
Fiscal	year ending December 31.
(1)
This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered into indemnification agreements with our directors and officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

Options granted to our directors, executive officers and employees are immediately exercisable for both vested an unvested shares, with unvested shares being subject to a right of repurchase in our favor if termination of employment occurs before such shares vest. The following individuals elected to pay the exercise price for some of the options they have exercised with full recourse promissory notes secured by the common stock underlying their respective options. The notes bear interest at 5.74% to 6.5% per year, and interest payments on the notes are due and payable annually on the anniversary date of the note. Unpaid principal and interest on the notes are due and payable immediately upon termination of the employee’s employment with us, or two years after the date of the promissory note, whichever is earlier. As of December 31, 2001, the original and outstanding aggregate principal amounts of the promissory notes executed by each executive officer in favor of us are listed below.

Executive Officer	Aggregate Outstanding Note Amount at 12/31/01 (including interest)	Original Note Amount
Samuel T. Spadafora	$497,191.00	$450,400.00
Donald J. Morrison	$77,852.00	$68,906.00

Pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization by and among us, Puccini Acquisition Corp., and Prime Response, Inc., dated January 8, 2001, we exchanged 0.60 shares of our common stock for each outstanding share of Prime Response common stock on March 27, 2001. The above-referenced agreement also provided that prior to the closing of the acquisition of Prime Response, we undertake efforts to place on our board one non-employee director from the Prime Response board of directors, as then comprised. Pursuant to this provision, William E. Ford, a managing member of General Atlantic Partners LLP, was appointed to our board of directors on March 27, 2001 as a class II director. As a result of the share exchange affected by the above-mentioned agreement, General Atlantic Partners, LLC, together with its affiliated entities, acquired beneficial ownership of greater than 10% of our outstanding voting securities.

Priceline.com, Inc., a provider of Internet pricing systems, is a client of Prime Response, Inc., which as of March 27, 2001 became a wholly-owned subsidiary of ours. Entities affiliated with General Atlantic Partners, LLC held, as of November 10, 2000, approximately 10.52% of the outstanding common stock of Priceline.com, Inc. William E. Ford, one of our directors, also serves as a director of Priceline.com, Inc. During the years ended December 31, 2000 and 2001, Prime Response made sales totaling $285,775 and $28,200, respectively, to Priceline.com consisting of licensed software and related services. At December 31, 2001, $0 remained outstanding from this related party.

E*Trade Group, Inc., a provider of Internet financial services, is a client of Prime Response, Inc., which as of March 27, 2001 became a wholly-owned subsidiary of ours. Mr. Ford serves as a director of E*Trade. During the years ended December 31, 2000 and 2001, Prime Response made sales totaling $97,350 and $56,400, respectively, to E*Trade consisting of licensed software and related services. At December 31, 2001, $0 remained outstanding from this related party.

All future transactions, including loans, between us and our officers, directors and principal stockholders must be approved by a majority of the board of directors, including a majority of the independent and disinterested directors.

We do not have any formal policy concerning the direct or indirect pecuniary interest of any of our officers, directors, security holders or affiliates in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. We will not enter into any such transactions unless approved by a majority of the entire board of directors, not including any interested director.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Ste	ve G. Vogel
Secretary

April 30, 2002

DELIVERY OF THIS PROXY STATEMENT

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement would be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Corporate Secretary, Chordiant Software, Inc., 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014 or contact Steve Vogel at (408) 517-6112.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2001 accompanies this Proxy Statement. Further copies are also available without charge upon written request to: Corporate Secretary, Chordiant Software, Inc., 20400 Stevens Creek Blvd., Suite 400, Cupertino, CA 95014. Copies may also be obtained without charge through the SEC’s Worldwide Web site at http://www.sec.gov.

APPENDIX A

CHORDIANT SOFTWARE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Purpose:

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Chordiant Software, Inc., a Delaware corporation (the “Company”), shall be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide the Board with the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the Board’s attention. The Committee shall also assist the Board in monitoring the independence and performance of the Company’s internal and external auditors.

Composition:

The Committee shall be comprised of a minimum of three (3) members of the Board. The members of the Committee shall meet the independence and experience requirements of The Nasdaq Stock Market, Inc. The members of the Committee and its Chairperson will be appointed by and serve at the discretion of the Board.

Functions and Authority:

The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law. The Committee shall have the full power and authority to carry out the following responsibilities:

1.    To review and reassess the adequacy of this Charter annually.

2.    To recommend annually to the full Board the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firms is ultimately accountable to the Committee and the Board.

3.    To evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

4.    To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefore, and all other matters the Committee deems appropriate.

5.    To have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including, without limitation, the policies for recognition of revenues in financial statements.

6.    To review with management and the independent auditors, upon completion of their audit, financial results for the year, as reported in the Company’s financial statements or other disclosures.

7.    To assist and interact with the independent auditors in order that they may carry out their duties in the most efficient and cost effective manner.

8.    To evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information, and elicit the comments of management regarding the responsiveness of the independent auditors to the Company’s needs.

A-1

9.    To review the Company’s balance sheet, profit and loss statement and statements of cash flows and stockholders’ equity for each interim period, and any changes in accounting policy that have occurred during the interim period.

10.    To review and approve all professional services provided to the Company by its independent auditors and consider the possible effect of such services on the independence of such auditors.

11.    Receive periodic written reports from the independent auditor regarding the auditor’s independence (including ensuring receipt from the auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1), discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

12.    To consult with the independent auditors and discuss with Company management the scope and quality of internal accounting and financial reporting controls in effect.

13.    To investigate, review and report to the Board the propriety and ethical implications of any transactions, as reported or disclosed to the Committee by the independent auditors, employees, officers, members of the Board or otherwise, between (a) the Company and (b) any employee, officer or member of the Board of the Company, or any affiliates of the foregoing.

14.    To prepare any report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

15.    To perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

Meetings:

The Committee will hold at least four (4) regular meetings per year and additional meetings as the Chairperson or Committee deems appropriate. The President and Chief Financial Officer may attend any meeting of the Committee, except for portions of the meetings where his, her or their presence would be inappropriate, as determined by the Committee Chairperson. The Committee will also meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

Minutes and Reports:

Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Chairperson of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

A-2

Ú  DETACH HERE  Ú

CHORDIANT SOFTWARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2002

The undersigned hereby appoints Stephen Kelly and Steve G. Vogel, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Chordiant Software, Inc., a Delaware corporation, that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Chordiant Software, Inc. to be held at the principal offices of Chordiant, 20400 Stevens Creek Blvd., Suite 400, Cupertino, CA 95014 on Wednesday, May 29, 2002 at 9:00 a.m., local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders of Chordiant Software, Inc.

SEE OTHER SIDE	CONTINUED, AND TO BE DATED AND SIGNED ON OTHER SIDE	SEE OTHER SIDE

CHORDIANT SOFTWARE, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone	Vote by Internet

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Follow these four easy steps:	Follow these four easy steps:

1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2. Go to the Website http://www.eproxyvote.com/chrd

3. Enter your Voter Control Number located on your Proxy Card above your name.	3. Enter your Voter Control Number located on your Proxy Card above your name.

4. Follow the recorded instructions.	4. Follow the instructions provided.

Your vote is important!	Your vote is important!
Call 1-877-PRX-VOTE anytime!	Go to http://www.eproxyvote.com/chrd anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

Ú  DETACH HERE  Ú

☒     Please mark
votes as in
this example.	L
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHORDIANT SOFTWARE, INC. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

1. To elect two (2) directors to hold office until the 2005 Annual Meeting of Stockholders. Nominees: (01)William E. Ford and (02) Stephen Kelly ☐ FOR ALL NOMINEES ☐ WITHHELD FROM ALL NOMINEES
2.   To approve an amendment to the 1999 Non-Employee Directors’ Stock Option Plan to change the vesting period from four years to three years.
3.   To ratify the selection of PricewaterhouseCoopers LLP as Chordiant’s independent auditors for its fiscal year ending December 31, 2002.
4.   To conduct any other business properly brought before the meeting.
	FOR ☐ ☐	AGAINST ☐ ☐	ABSTAIN ☐ ☐
☐ For all nominees except as noted above

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary of Assistant Secretary. If signer is a partnership, please sign in partnership name by AN authorized person. Executors, trustees, administrators, guardians, attorney-in-fact or other fiduciaries should give their full title. PLEASE DATE THE PROXY.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE
ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED
IN THE UNITED STATES.

Signature:                                                      Date:                             Signature:                                                      Date: